Exhibit 99.3

INTENSITY THERAPEUTICS, INC.

STOCK OPTION AGREEMENT UNDER THE 2021 STOCK AND OPTION PLAN

Signature Page

Intensity Therapeutics, Inc. (the “Company”) hereby grants to you (the “Optionee”) the following option (“Option”) to purchase Common Stock of the Company:

Name of Optionee:

Total Number of Shares Subject to this Option:
shares of Common Stock
Type of Option:

Exercise Price per Share:

Grant Date:

Vesting Schedule:	, in each case, subject to Optionee’s continued Service (as defined herein) to the Company;

Expiration Date:

This Stock Option Agreement (“Agreement”) is an Award Agreement issued under the Company’s 2021 Stock and Option Plan, as amended from time to time.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms of the Company’s 2021 Stock and Option Plan and this Agreement, which includes the incorporated Terms and Conditions attached to and made a part of this Agreement.

OPTIONEE:	COMPANY:

INTENSITY THERAPEUTICS, INC.

Name:	Name:
Title:

Address:	By:

* * * Incorporated Terms and Conditions Follow * * *